Exhibit 99.1

Synergy Pharmaceuticals Initiates Second Phase 3 Clinical Trial of Plecanatide in Patients with Irritable Bowel Syndrome with Constipation

New York, N.Y., June 23, 2015 - Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) announced today the initiation of the second of two pivotal phase 3 clinical trials evaluating the efficacy and safety of two different plecanatide treatment doses (3.0 mg and 6.0 mg), taken as a tablet once-a-day, in patients with irritable bowel syndrome with constipation (IBS-C).

The phase 3 IBS-C program includes two randomized, 12-week, double-blind, placebo-controlled pivotal trials conducted in the United States and each trial is expected to enroll approximately 1050 adult patients with IBS-C. Patients with IBS-C are defined by Rome III Criteria as having a history of constipation and abdominal pain for at least 6 months, including hard or lumpy stools for 25% or more of defecations, loose or watery stools for 25% or less of defecations, and abdominal pain or discomfort for 3 days or more per month for the last 3 months. The primary efficacy endpoint for both trials is the percentage of patients who are Overall Responders during the 12 week treatment period. An Overall Responder, as defined by the FDA, is a patient who is a weekly responder (i.e. meets both the abdominal pain intensity reduction and stool frequency increase criteria in the same week) for at least 6 of the 12 treatment weeks.

Synergy initiated the first phase 3 IBS-C trial in December 2014. The phase 3 IBS-C program was designed to support regulatory submission in the US.

About Plecanatide

Plecanatide is Synergy’s lead uroguanylin analogue in late-stage clinical development to treat patients with chronic idiopathic constipation (CIC) and IBS-C. Uroguanylin is a naturally occurring gastrointestinal (GI) peptide produced by humans in the small intestine and plays a key role in regulating normal GI activity. Orally administered plecanatide is designed to mimic uroguanylin’s natural activity and regulate the movement of fluid required for normal digestion. Synergy recently announced positive top-line data results from the first of two pivotal phase 3 trials evaluating the efficacy and safety of plecanatide treatment in patients with CIC. The company plans to release results from the second phase 3 CIC trial in the third quarter of this year.

About Synergy Pharmaceuticals Inc.

Synergy Pharmaceuticals (NASDAQ: SGYP) is a biopharmaceutical company focused on the development of novel therapies to treat GI diseases and disorders. Synergy’s proprietary platform of uroguanylin analogues includes two late-stage clinical assets, plecanatide and dolcanatide (SP-333). Dolcanatide has successfully completed a phase 2 study in patients with opioid-induced constipation and is presently being evaluated for the treatment of ulcerative colitis. For more information, please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Company Contact:

Gem Gokmen

Senior Director, Corporate Communications

(212) 584-7610

ggokmen@synergypharma.com